Exhibit 99.1

Global Interactive Technologies, Inc. Announces Agreement with ATEEZ for Animated Feature Theme Song

GITS acquires master and global distribution rights to the theme song performed by ATEEZ for their animated IP, and launches a worldwide promotion for The Legend of MegaRace and ATEEZ content.

Seoul, Korea / Access Newswire / January 26, 2026 — Global Interactive Technologies, Inc. (“GITS”), a NASDAQ-listed digital media and intellectual property company, announced today that it has come to an agreement with globally recognized K-pop group ATEEZ regarding the production and performance of the official theme song for the upcoming animated feature The Legend of MegaRace.

Under the agreement, GITS has acquired full ownership and complete control of the master recordings, along with worldwide distribution, usage, and commercial exploitation rights tied to the theme song. Through this deal, GITS will oversee global release strategies, soundtrack distribution, and licensing activities across digital and physical platforms.

In connection with the global release of The Legend of MegaRace, GITS plans to roll out an international promotional campaign centered around ATEEZ’s participation. Promotional content, including official music-related materials and behind-the-scenes footage, will be distributed through Faning, GITS’s global fandom platform.

“This agreement reflects GITS’s continued focus on strict IP ownership and controlled distribution,” a GITS representative said. “Collaborating with a globally influential artist such as ATEEZ supports our objective to expand international reach while maintaining a structured, long-term approach to content commercialization.”

ATEEZ’s participation is expected to significantly elevate global visibility for The Legend of MegaRace across key markets, including North America, Europe, and Asia. GITS believes that pairing a globally recognized artist with its integrated distribution and promotion framework will strengthen worldwide audience engagement in a manner that upholds governance standards expected of a publicly listed company.

The company noted that the agreement is consistent with its broader strategy to expand proprietary intellectual property across animation and music, while collaborating with high-profile global artists in a manner that supports scalable promotion and diversified monetization over time.

Company Contact:

Global Interactive Technologies, Inc.
Taehoon Kim
tkc@gitechnologies.com

Investor Contact:

Global Interactive Technologies, Inc.
Taehoon Kim
tkc@gitechnologies.com